Exhibit 8.3

[LETTERHEAD OF THE LINKLATERS & ALLIANCE]

Our Ref	IJB/GJD	10 April 2003

BHP Billiton Limited	BHP Billiton Plc
600 Bourke Street	1-3 Strand
Melbourne VIC 300	London
Australia	WC2N 5HA
United Kingdom
BHP Billiton Finance (USA) Limited
600 Bourke Street
Melbourne VIC 3000
Australia

Dear Sirs

BHP BILLITON FINANCE (USA) LIMITED

SENIOR NOTES

We have acted as United Kingdom taxation legal counsel to BHP Billiton Finance (USA) Limited (BHP Billiton Finance), BHP Billiton Plc and BHP Billiton Limited in connection with the issuance and sale by BHP Billiton Finance of US$750,000,000 aggregate principal amount of senior notes (the Notes) and the unconditional guarantee of the Notes by each of BHP Billiton Plc and BHP Billiton Limited.  The Notes are issued under an indenture (the Indenture), dated on or about 21 April 2003, among BHP Billiton Finance, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A., as trustee.  We refer to the prospectus in respect of the Notes (the Prospectus) included in the registration statement on Form F-1 to be filed on 10 April 2003 with the Securities and Exchange Commission.

In respect of the statements set forth in the Prospectus under the heading “Material Tax Consequences - United Kingdom Taxation” the statements in this letter are limited to United Kingdom taxation law as applied in practice on the date hereof by the Inland Revenue. In respect of the statements set forth in the Prospectus under the heading “Material Tax Consequences - European Union Taxation” the statements in this letter are limited to the proposed new directive regarding the taxation of savings income. We have not considered the laws of any other jurisdiction.

We assume that interest rates under the terms of the Notes will be the prevailing market rates at the time of the offering.

On the basis that any payment by BHP Billiton Plc under its guarantee will be under the terms and in accordance with the terms of the guarantee contained in Section 205 of the Indenture, on the basis of our review of the Prospectus and Indenture, and on the basis of the assumption contained in this letter:

(i)

the statements set forth in the Prospectus under the heading “Material Tax Consequences – United Kingdom Taxation” represent our opinion on the incidence of United Kingdom withholding tax and United Kingdom taxation by direct assessment on payments of interest made by BHP Billiton Plc under its guarantee of BHP Billiton Finance’s obligations under the Notes; and

(ii)

the statements set forth in the Prospectus under the heading “Material Tax Consequences - European Union Taxation” represent our opinion regarding the proposed new directive regarding the taxation of savings income.

Yours faithfully

/s/  Linklaters

Linklaters